As filed with the Securities and Exchange Commission on May 27, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CENTRAIS ELÉTRICAS BRASILEIRAS S.A.
ELETROBRAS
(exact name of registrant as specified in its charter)
BRAZILIAN ELECTRIC POWER COMPANY
(translation of registrant’s name into English)
Federative Republic of Brazil
(jurisdiction of incorporation or organization)
Rua da Quitanda 196, 9th floor, Centro, CEP 20091-005, Rio de Janeiro, RJ, Brazil
(address of principal executive offices)
Elvira Baracuhy Cavalcanti Presta
Chief Financial Officer and Chief Investor Relations Officer
(55 21) 2514-6435 — df@eletrobras.com
Rua da Quitanda 196, 24th floor,
20091-005, Rio de Janeiro, RJ, Brazil
(Name, telephone, e-mail and/or facsimile number and address of company contact person)
AGENT FOR SERVICE
Corporation Service Company
19 West 44th Street, Ste. 200
New York, NY 10036
212-299-5600
Copies of all communications, including communications sent to agent for service, should be sent to:
Clifford Chance US LLP
Attn.: Jonathan Zonis
31 W 52nd Street
New York, NY, 10019
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

P R O S P E C T U S
CENTRAIS ELÉTRICAS BRASILEIRAS S.A. — ELETROBRAS
Common Shares
Common Shares represented by American Depositary Shares
Centrais Elétricas Brasileiras S.A. — Eletrobras (“Eletrobras”) may from time to time offer common shares of Eletrobras (our “common shares”), some of which may be represented by one American Depositary Share (collectively, the “ADSs”), covered by this prospectus. Additionally, any selling shareholders to be named in an applicable supplement to this prospectus (the “selling shareholders”) may from time to time offer common shares of Eletrobras, some of which may be represented by ADSs. This prospectus describes some of the general terms that may apply to our common shares and the ADSs and the general manner in which they may be offered.
Eletrobras and any selling shareholders, as applicable, will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. To the extent the applicable prospectus supplement is inconsistent with the information contained in this prospectus, the information in this prospectus is superseded by the information in the applicable prospectus supplement. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities. The amount and price of the offered securities will be determined at the time of the offering and will be reflected in the applicable prospectus supplement.
Our common shares are listed on the São Paulo Stock Exchange (B3 S.A. — Brasil, Bolsa, Balcão) (the “B3”) under the ticker symbol “ELET3”and on the Mercado de Valores Latino americanos en Euros (the “LATIBEX”) under the ticker symbol “XELTO”. ADSs representing our common shares are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “EBR”.
Investing in these securities involves risks. See the “Risk Factors” sections of Eletrobras’s Annual Report on Form 20-F for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 6, 2022 (the “2021 Form 20-F”) and in the our report on Form 6-K furnished to the SEC on May 27, 2022, containing the Interim Consolidated Financial Statements and discussion of recent developments (“May Form 6-K”), which are incorporated by reference herein, and, if any, in the relevant prospectus supplement.
Neither SEC, the Brazilian Securities Commission (Comissão de Valores Mobiliários or “CVM”), nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 27, 2022.

ABOUT THIS PROSPECTUS
In this prospectus, unless the context otherwise requires, references to “Eletrobras” mean Centrais Elétricas Brasileiras S.A. — Eletrobras. Terms such as “we”, “us” and “our” generally refer to Centrais Elétricas Brasileiras S.A. — Eletrobras, and its consolidated subsidiaries, joint operations and structured entities taken as a whole, unless the context requires otherwise. All references to “real,” “reais” or “R$” are to the currency of Brazil. All references to “U.S. dollar,” “U.S. dollars” or “US$” are to the currency of the United States of America. We have made rounding adjustments to reach some of the figures included in this prospectus.
This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission (which we refer to as the SEC) as a “well-known seasoned issuer” (“WKSI”) as defined in Rule 405 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process.
Under this shelf process, we may sell common shares in one or more offerings, some of which may be represented by ADSs.
This prospectus only provides a general description of the securities that we or the selling shareholders may offer. Each time we or the selling shareholders offer securities, we will prepare a prospectus supplement containing specific information about the particular offering. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. The prospectus supplement and any other offering materials may also contain information about any material U.S. federal income tax considerations relating to the securities described in the prospectus supplement or other offering materials. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”.

FORWARD-LOOKING STATEMENTS
This prospectus, the registration statement of which it forms a part, each prospectus supplement and the documents incorporated by reference into these documents contain estimates and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. The forward-looking statements contained in this prospectus, which address our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “potential” and similar expressions.
These estimates and forward-looking statements are based mainly on our current expectations and estimates of future events and trends that affect or may affect our business, financial condition, results of operations, cash flow, liquidity, prospects and the trading price of our securities. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to many significant risks, uncertainties and assumptions and are made in light of information currently available to us. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the section entitled “Risk Factors” in this prospectus.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. There is no assurance that the expected events, trends or results will actually occur.
We have made forward-looking statements that address, among other things:
•
general economic, regulatory, political and business conditions in Brazil and abroad, including military conflict between Russia and Ukraine and its impacts on the global economy, as well as developments and the perception of risks in connection with volatility related to the 2022 presidential elections in Brazil;

•
the outcome of our proposed privatization and any related legislative, regulatory or political developments, including the fact that we will no longer be a state-controlled company and will be subject to the Brazilian Bankruptcy Law;

•
the impact of various conditions precedents to our proposed privatization, including the transfer of control over Eletronuclear and Itaipu and the execution of new generation concession agreements;

•
any judicial or other challenges to our proposed privatization;

•
interest rate fluctuations, inflation and the value of the real in relation to the U.S. dollar;

•
changes in volumes and patterns of customer electricity usage;

•
the impact of ongoing and future litigation, criminal investigation and administrative proceedings, including the proceedings related to SAESA and MESA;

•
our ability to maintain our current market share;

•
the impact of widespread health developments, epidemics, natural disasters and other catastrophes, such as the COVID 19 outbreak, and the governmental, commercial, consumer and other responses thereto;

•
competitive conditions in Brazil’s electricity generation market and transmission market through auctions;

•
our level of debt and ability to obtain financing on favorable terms or at all;

•
the likelihood that we will receive payment in connection with account receivables;

•
the impacts of climate change, including changes in rainfall and water levels at the reservoirs used to run our hydroelectric power generation facilities;

•
any failures in our information technology systems, information security systems, and telecommunications systems;

•
the impact of strikes, work stoppages or labor unrest by our employees or by the employees of our suppliers or contractors;

•
our financing and capital expenditure plans;

•
our ability to serve our customers on a satisfactory basis;

•
any mismanagement claims for managing certain sectoral funds and governmental programs;

•
our ability to execute our business strategy, including our growth strategy and financing and capital expenditure plans;

•
existing and future governmental regulation as to electricity rates, electricity usage, competition in our concession area, hydroelectric risk and other matters;

•
adoption of measures by the granting authorities in connection with our current and future concession agreements;

•
changes in other laws and regulations, including, among others, those affecting tax and environmental matters;

•
future actions that may be taken by the Brazilian Government, our controlling shareholder, with respect to our Board of Directors, acquisition and disposition of subsidiaries and affiliated entities, selling parts or all of their investment in us, and other matters;

•
the outcome of the ongoing corruption investigations and any new facts or information that may arise in relation to the Lava Jato Investigation, or any other corruption-related investigations in Brazil, including any accounting, legal, reputational and political effects;

•
the imposition of administrative penalties in respect of any default under our concession agreements executed with the Brazilian Government and any non-compliance with ANEEL’s regulatory provisions;

•
our ability to renew our concessions in case our proposed privatization does not occur;

•
our ability to complete the construction of the Angra 3 nuclear power plant;

•
our ability to minimize the impact on us of not receiving the full value of receivables from the CCC Account transferred to us during the sale process of our distribution companies;

•
the likelihood that we receive all the debt that Amazonas D owes to us and our subsidiary, Eletronorte;

•
the likelihood that we make payments or are required to record further provisions in respect of compulsory loans;

•
the outcome of our tax, civil and other legal proceedings, including class actions or enforcement or other proceedings brought by governmental and regulatory agencies; and

•
our ability to minimize the potential impacts of climate change on our generation and transmission activities.

The forward-looking statements referred to above also include information with respect to our capacity expansion projects that are in the planning and development stages. In addition to the above risks and uncertainties, our potential expansion projects involve engineering, construction, regulatory and other significant risks, which may:
•
delay or prevent successful completion of one or more projects;

•
increase the costs of projects; and

•
result in the failure of facilities to operate or generate income in accordance with our expectations.

For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, please see “Risk Factors” as set forth in our most recent annual report on 2021 Form 20-F, which is incorporated by reference herein, or any updates in our current reports on Form 6-K, which may be amended, supplemented or superseded, from time to time, by other reports that we file with the SEC in the future or by information in the applicable prospectus supplement.
All forward-looking statements attributed to us or a person acting on our behalf are qualified in their entirety by this cautionary statement, and you should not place undue reliance on any forward-looking statement included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

RISK FACTORS
Any investment in the common shares or ADSs involves a high degree of risk. Before purchasing any securities described in this prospectus, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus or any applicable prospectus supplement, including the risk factors incorporated by reference from the 2021 Form 20-F and the May Form 6-K, or any further updates in our current reports on Form 6-K, which may be amended, supplemented or superseded, from time to time, by other reports that we file with the SEC in the future or by information in the applicable prospectus supplement. Additional risk factors that you should carefully consider may be included in a prospectus supplement or other offering materials relating to an offering of the common shares or ADSs.
We encourage you to read these risk factors in their entirety. In addition to these risks, other risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations and financial condition. Such risks could cause actual results to differ materially from anticipated results. This could cause the trading price of the securities to decline, perhaps significantly, and investors may lose part or all of their investment. You should not purchase the securities described in this prospectus unless you understand and know you can bear all of the investment risks involved.
In general, investing in the securities of issuers with operations in emerging market countries such as Brazil involves risks that are different from the risks associated with investing in the securities of U.S. companies and companies located in other countries with more developed capital markets.

ELETROBRAS
We were established on June 11, 1962, pursuant to Law 3,890-A, dated April 25, 1961, as a mixed capital company with limited liability and unlimited duration. Currently, we are subject to a privatization plan as approved by Law 14.182/2021. Accordingly, upon completion of the offering of securities pursuant to this prospectus, the Brazilian Government will no longer own a majority of our voting shares.
We are the largest electricity company in Latin America in terms of market capitalization, according to Factset, focused on generation, transmission, and commercialization. We are responsible for 28% of Brazil’s installed capacity and are the country’s largest energy generator, according to data from ANEEL, with installed capacity of 50,491 MW, which represents a capacity greater than the sum of the seven largest Brazilian companies, excluding us, according to the Brazilian Installed Capacity Ranking. In addition, with our vast network throughout Brazil, we significantly contribute to the clean and renewable Brazilian energy matrix with approximately 97% of our installed capacity coming from clean sources. Our transmission segment has 73,779 kilometers of transmission lines, including those that are part of corporate ventures and lines that are operated by the SPE. This makes us the largest transmission company in Brazil, according to data from the National Electric System Operator (“ONS”), with transmission lines greater than the sum of the seven largest players in Brazil. Even if only the basic gridlines (whose voltage is greater than or equal to 230 kV) are considered, there are 68,334 kilometers, corresponding to 39.6% of the Interconnected Power System. We are also active, but on a smaller scale, in the energy efficiency and marketing segments, having sold 4,450 MWmed of energy on the Free Market in the three-month period ended March 31, 2022. This is driven mostly by the energy market from Itaipu, where we are responsible for commercializing 50% of the energy belonging to Brazil and part of the energy designated for but not used by Paraguay.
As of the date hereof, our corporate structure includes Eletrobras and our other companies, five of which are operational (i.e., Furnas, Eletronorte, CGT Eletrosul, Eletronuclear, and Chesf), 50% of the participation of Itaipu, the Electric Energy Research Center (“Cepel”) and an additional holding company, Eletropar. We also hold equity interests in (i) 80 SPEs in Brazil, of which 59 are generation companies, 18 are transmission companies, and three are service companies; (ii) two energy generation companies outside of Brazil, which are Rouar S.A. and Inambari Geração de Energia S.A.; and (iii) 25 associated companies.
Further, we hold a majority interest in Eletropar, a company that holds minority interests in a number of Brazilian companies, including: Energias do Brasil S.A. — Energias do Brasil; Companhia de Transmissão de Energia Elétrica Paulista (“CTEEP”); and Empresa Metropolitana de Águas e Energia S.A. – EMAE. Eletropar holds a minority position in Eletronet S.A. (“Eletronet”).
In recent years, we have been showing robust results compatible with our leading position. Net revenues from the power generation segment in 2021 totalled R$21,964 million. In the three-month period ended March 31, 2022, the revenue from the power generation segment was R$5,441 million. With respect to power transmission, our net revenues in 2021 totalled R$15,732 million. In the three-month period ended March 31, 2022, the revenue from the transmission segment was R$3,825 million. Consolidated net operating revenue in 2021 totalled R$37,616 million, an increase of 29% and 27% compared to 2020 and 2019. In the three-month period ended March 31, 2022, the consolidated net operating revenue was R$9,181 million. In 2021, our EBITDA was R$15,132 million. In the three-month period ended March 31, 2022, the EBITDA was R$3,752 million, a decrease of 3% compared to the same period of 2021. For a discussion of how we calculate EBITDA, see “Operating and Financial Review and Prospects — Operating Results — Non-GAAP Financial Measures — Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)” in our May Form 6-K.
Our headquarter is located at Centro Corporativo Portinari, Third Floor, Rooms 306 and 307, SEP/ Norte, Block 504, Building D, Asa Norte, Zip Code 70730-542, Brasilia, DF, Brazil, and our principal executive office at Rua da Quitanda 196, Centro, Zip Code 20091-005, Rio de Janeiro, RJ, Brazil. Our telephone number is + 55 21 2514 4637 and website is www.eletrobras.com. Our legal name is Centrais Elétricas Brasileiras S.A. — Eletrobras and our commercial name is Eletrobras. The information on our website, which might be accessible through a hyperlink resulting from this URL, is not and shall not be deemed to be incorporated into this prospectus.

USE OF PROCEEDS
Unless otherwise disclosed in connection with a particular offering of securities, we intend to use the net proceeds from the sale of any securities as provided in the applicable prospectus supplement.
In the case of a secondary offering of securities, we will not receive any proceeds from the sale of our common shares by such selling shareholders.

DESCRIPTION OF SHARE CAPITAL
The following is a brief summary of certain significant provisions of our bylaws, Brazilian corporate law, and the rules and regulations of the CVM and of the Level 2 segment of B3. This discussion does not purport to be complete and is qualified by reference to our bylaws, and of those laws, rules and regulations. For a summary of certain of your rights as our shareholder see “— Rights Attaching to Our Shares” below.
General
We are a mixed capital company, authorized by and constituted in accordance with Brazilian Law No. 3,890-A of April 25, 1961. We are registered with the Brazilian tax authorities with CNPJ no. 00.001.180/0001-26.
In September 2006, we entered into an agreement with the B3 to list our shares on the Level 1 segment of B3’s corporate governance, the effectiveness of which began on September 29, 2006. Trading in our shares on the Level 1 began on September 29, 2006.
Corporate Purpose
Our bylaws provide that our corporate purposes are to:
(1)
carry out studies, projects, construction and operation of electric power plants and transmission and distribution lines of electricity, as well as the performing of acts resulting from these activities, such as the sale of electricity;

(2)
cooperate with the Ministry, to which it is linked, in the formulation of the country’s energy policy;

(3)
promote and support research of its business interest in the energy sector, linked to the generation, transmission and distribution of electricity, as well as studies on the use of reservoirs for multiple purposes; and

(4)
participate, as defined by law, in programs to encourage alternative sources of energy generation, rational use of energy and implementation of smart energy networks.

Our Board of Directors do not have the power to vote on compensation they receive from us. Only our shareholders may approve such matters. There are no prescribed age limits for retirement of members of our Board of Directors.
Capital Stock
Our share capital is divided into three types of shares: common shares, class “A” preferred shares (which were issued before June 23, 1969) and class “B” preferred shares (which have been issued since June 23, 1969). If our proposed privatization is consummated, one Class B preferred share will be used to create one Special Class preferred share, which will be held exclusively by the Brazilian Government and confer certain veto rights to the Brazilian Government, as described below.
Treasury Shares
We hold no treasury shares and we do not have a program for repurchasing our shares.
Authorized Capital
As approved by our 181th Shareholders Meeting, our Board of Directors is allowed to increase our capital stock up to the limit of R$80 billion, regardless of statutory reform, through the issuance of new common shares; and to exclude the shareholders’ preemptive right in the subscription of shares issued through public offerings, pursuant to article 172, caput and item I, of Law 6,404, of December 15, 1976 (“Brazilian Corporate Law”).

Rights Attaching to Our Shares
Common Shares
Each of our common shares entitles its holder to one vote on all matters submitted to a vote of shareholders at an annual or special shareholders’ general meeting. In addition, upon our liquidation, holders of our shares are entitled to share all of our remaining assets, after payment of all of our liabilities, ratably in accordance with their respective participation in the total amount of the issued and outstanding common shares. Holders of our common shares are entitled to participate on all future capital increases by us.
Preferred Shares
Our preferred shares have different attributes to our common shares as the holders of our preferred shares are not entitled to vote at annual or special shareholders’ general meetings (except under limited circumstances) but have a preferential right to reimbursement of capital and distribution of dividends. Our preferred shares cannot be converted into common shares.
Class “A” preferred shares, and bonus shares related to such shares, are entitled to a dividend of 8% per annum over the capital linked to those shares, in priority to the distribution of other dividends, to be divided equally between them. Class “B” preferred shares that were issued on or after June 23, 1969, and bonus shares related to such shares, are entitled to a dividend of 6% per annum over the capital linked to those shares, in priority to the distribution of other dividends, to be divided equally between them. An unpaid dividend is not payable in future years for Class “A” and Class “B” preferred shares. The Class “A” preferred shares and the class “B” preferred shares rank equally in the event of liquidation.
Holders of our preferred shares are entitled to participate in all future capital increases by us. In addition, the preferred shares are entitled to receive a dividend at least ten percent above the dividend paid to each common share.
If our proposed privatization occurs, the Brazilian government will hold a special class of preferred share, which will give veto power over corporate resolutions that aim to modify or remove the terms of Law No. 14.182/2021:
(i)   prohibit any shareholder or group of shareholders, Brazilian or foreign, public or private, from exercising votes in a number greater than 10% of the total number of shares into which our voting capital is divided, independently of its participation in the capital stock; and
(ii)   prohibit the execution of a shareholders’ agreement for the exercise of voting rights, except for the formation of blocks with a number of votes lower than 10% of the number of shares into which our voting capital may be divided.
If the preferred shares issued by us start to confer voting rights pursuant to art. 111, paragraph 1 of the Brazilian Corporate Law, the limitation provided in item (i) above will apply to those preferred shares, so that all shares that confer the right to vote in relation to a given resolution (whether common or preferred) would constitute voting capital.
Transfer of Our Shares
Our shares are not subject to any share transfer restrictions. Whenever a transfer of ownership of shares occurs, the finance company with which such shares are deposited may collect from the transferring shareholder the cost of any services in connection with the Brazilian transfer thereof, subject to maximum rates established by the CVM.
Pre-emption Rights
No preemption rights apply on the transfer of our shares, but they do apply in case we decide to issue new shares. However, as approved by the 181st Shareholders Meeting, preemptive rights disapply for the subscription of shares within the limit of authorized capital, if the placement of those shares is made through the stock exchange or by public subscription, under the terms of article 172 of the Brazilian Corporate Law.
Redemption
We cannot redeem our shares. The redemption of shares of one or more classes may be undertaken upon resolution of a Shareholders’ Meeting, regardless of approval of the impacted types and classes of shares. If our proposed privatization is consummated, the Brazilian Government will hold a special class of preferred share, which shall only be redeemed if authorized by law.
Registration
Our shares are held in book-entry form with Citibank, N.A., which will act as the custodian agent for our shares. Transfer of our shares will be carried out by means of book entry by Citibank, N.A. in its accounting system, debiting the share account of the seller and crediting the share account of the buyer, upon a written order of the transferor or a judicial authorization or order to affect such transfers.
Notification of Interests in Our Shares
Any shareholder that acquires or disposes of 5% or more of our capital stock of any class is obliged to notify us immediately upon completion of the transaction. Such obligation also applies to the holders of ADSs, convertible debentures and stock options. After the receipt of such notification, we will inform such transaction by means of a notice which will be uploaded in the site of CVM and duly update its corporate information in its Reference Form (Formulário de Referência) within seven business days of the occurrence of the transaction.
If our proposed privatization is consummated, our bylaws will include poison pills provisions in order to avoid any shareholder or group of shareholders to hold, directly or indirectly, more than 50% of our voting shares.
Shareholders’ General Meetings
The Brazilian Corporate Law does not allow shareholders to approve matters by written consent obtained as a response to a consent solicitation procedure. All matters subject to approval by the shareholders must be approved in a duly convened general meeting. There are two types of shareholders’ meetings: ordinary and extraordinary. Ordinary meetings take place once a year within 120 days of our fiscal year end and extraordinary meetings can be called whenever necessary.
Shareholders’ meetings are called by our Board of Directors. Notice of such meetings is posted to shareholders and, in addition, notices are placed in a newspaper of general circulation in our principal place of business and on our website at least 15 days before the meeting.
Shareholders’ meetings take place at our headquarters in Brasília. Shareholders may be represented at a shareholders’ meeting by attorneys-in-fact who are: (i) shareholders of the company; (ii) a Brazilian lawyer; (iii) a member of our management; or (iv) a financial institution. Taking into consideration the COVID-19 pandemic in Brazil, since 2020 the Shareholders’ meetings have been exclusively taking place online.
At duly convened meetings, our shareholders are able to take any action regarding our business. The following actions can only be taken by our shareholders in general meeting:
•
approving our annual accounts;

•
electing and dismissing the members of our Board of Directors and our Fiscal Council;

•
amending our by-laws;

•
approving our merger, consolidation or spin-off;

•
approving our dissolution or liquidation as well as the election and dismissal of liquidators and the approval of their accounts;

•
granting stock awards and approving stock splits or reverse stock splits; and

•
approving stock option plans for our management and employees.

Board of Directors, Board of Executive Officers, Fiscal Council and Committees
Our main management and governance bodies formally constituted and with regular operation, are: (i) General Assembly; (ii) Board of Directors; (iii) Executive Board; (iv) Fiscal Council; (v) Statutory Audit and Risk Committee (“CAE”); (vi) Statutory Committee on Strategy, Governance and Sustainability (“CEGS”) and (vii) Statutory Committee on Persons, Eligibility, Succession, and Remuneration (“CPES”).
Our management, pursuant to our bylaws and the governing legislation, is the responsibility of the Board of Directors and the Executive Board. The exercise of such management roles is exclusive to Brazilian citizens. The members of the Board of Directors and those of the Executive Board may be shareholders or not, and in both cases, the management guarantee provided for in the Brazilian Corporate Law may be required.
The Board of Directors is composed of eleven members, which are appointed in accordance with our bylaws. In 2016, the election of the seven members of the Board of Directors appointed by the majority shareholder followed the multiple vote procedure, as a result of a request from a minority shareholder that represents more than 0.5% of our capital. Thus, the majority shareholder appointed seven members of the Board of Directors, one member was appointed by the minority shareholders and another was elected as employees representative. If our Proposed Privatization is consummated, the holders of the majority of the preferred shares will have the right to elect one member that meets the investiture requirements, and the representative of the employees will have the right to elect one member, by means of an election organized by the company and the union entities that represent them, provided such candidate fulfills the investiture requirements. The Fiscal Council is responsible for overseeing the actions of the managers and providing opinions on our financial health. Its attributions are set forth in our bylaws and procedural rules included in the Board’s Internal Regulation. The Fiscal Council is a permanent management body and had acted as an audit committee since 2006. Since the installation of the Statutory Audit and Risks Committee on May 18, 2018, the Fiscal Council no longer acts as an audit committee.
In the exercise of its duties, the Board of Directors is also responsible, without limitation to the powers set forth in applicable laws, for: (i) authorizing the incorporation and defining the organization of its subsidiaries; (ii) deciding on the acquisition of minority interest in our company and on the disposal of our shareholding in said companies; (iii) recommending corporate restructuring operations in its subsidiaries, without limitation to the legal authority of the shareholders’ meetings of the respective companies to approve such operations; (iv) from time to time, assessing the strategic, operational, and financial alignment of our shareholdings to its corporate purpose; (v) deciding on the association referred to in Paragraph 1 of Article 3 of our bylaws; (vi) deciding on the shareholders’ agreements to be executed by us or our subsidiaries, prior to its execution, in compliance with applicable laws; (vii) establishing the loans and financing policy, provided that grating loans and financing to managers, members of our Fiscal Council, employees and controlling shareholder shall be forbidden; (viii) issuing opinions on acts and approving contracts in compliance with the internal regulations established by us to govern the approving authority levels within our companies, given that such efforts or contracts include, without limitation, the grant of funding to public electricity utilities under its control and obtaining loans in Brazil or abroad; (ix) approving, in compliance with the applicable internal regulations established by us to govern the approving authority levels within our companies, the provision of collaterals for loans or financing taken in Brazil or abroad, of companies, whether subsidiaries or not, in which it holds interest; (x) approving, in compliance with the applicable internal regulations established by us to govern the approving authority levels within our companies, the arrangement of loans or funding in Brazil or abroad by its subsidiaries; (xi) deciding on the organization of technical and scientific research entities which are commercially relevant to us, pertaining to the energy industry, as well as approving, in compliance with the applicable internal regulations established by us to govern the approving authority levels within our companies, the granting of funding and provision of collaterals for those entities under its control; (xii) ordering the allocation and reallocation of tasks for Executive Board’s members, and approving the related adjustments to our organization manual, in compliance with the allocation of attributions set forth in our bylaws; (xiii) proposing, to our Shareholders’ Meeting, the capital increase, the issuance of our shares, subscription warrants, and debentures, except those debentures not convertible into shares, which shall be subject to resolution by our Board of Directors; (xiv)- authorizing the acquisition of shares issued by us for the purpose of cancellation or to remain in treasury and undergo subsequent sale, as well as resolve on the issuance of non-convertible securities and non-convertible debentures; (xv) decide on the trading of shares or debentures, except for the cases in which our Shareholders Meeting shall deliberate on the matter; (xvi) authorize the disposal of items of the fixed assets, and the creation of encumbrances, and the granting of collaterals for third-party obligations, to the extent set by applicable internal regulations established by us to govern the approving authority levels within our companies; (xvii) deciding on making and accepting donations with or without charges, subject to the provisions of our Integrity Program companies and the Code of Ethical Conduct, also in compliance with the applicable internal regulations established by us to govern the approving authority levels within our companies; (xviii) electing and removing members of our Executive Board, including the Chairperson, establishing their duties and formally allocating the responsibility for the Compliance and Risk Management departments to its members. (xix) examining, at any time, our books and records, and request information on contracts executed or about to be executed and on any other acts; (xx) implementing and supervising risk management, internal control, and compliance systems established to prevent and mitigate major risks to which we and our subsidiaries are exposed to, including risks pertaining to the integrity of accounting and financial information, and those relating to corruption and fraud;(xxi) reviewing, at least on a quarterly basis, the balance sheet and other financial statements, without limitation to attributions of the Fiscal Council; (xxii) providing its opinion on the management reports, as well as the accounts of our Executive Board; (xxiii) approving the internal controls reports; (xxiv) electing and dismissing the independent auditors; (xxv) deciding on the appointment, in compliance with the applicable internal rules on the selection, and on the dismissal of holders of positions in the Internal Audit and Ombudsman’s Office, after approval by our Board of Directors, and, in both cases, referring said deliberation to approval of the Office of the Federal Comptroller-General; (xxvi) deciding on the tasks and operations of the departments connected to it; (xxvii) deciding on proposals of corrective measures or improvement of procedures and routines as a result of the review of the Ombudsman’s Office’s opinion; (xxviii) approving and maintaining an updated non-binding succession plan which concerns the members of the Board of Directors and Executive Board, provided that the preparation of such plan is coordinated by its Chairperson; (xxix) setting the core guidelines for our administrative organization; (xxx) appointing and approving appointments of managers for subsidiaries, invested companies, associations, and foundations, pursuant to Article 3, §5, 6 and 7 of our bylaws; (xxxi) preparing, amending, and approving its Internal Regulations and those of its advisory committees in compliance with the rules on composition and responsibilities set forth in these Articles of Association and in applicable regulations; (xxxii) deciding on the distribution of interim dividends and on the payment of interest on its own capital, by initiative of the Executive Board, pursuant to Art. 47, Item xiii of our bylaws; (xxxiii) granting leave of absence to our CEO, including paid leave; (xxxiv) establishing the amount of appointed functions of the senior management of us and our subsidiaries, pursuant to item ii, of art. 63 of our bylaws, as well as approving our companies’ personnel regulation, collective bargaining agreements, employee’s profit sharing program, staff and compensation plan, appointment plan, employee benefits, and employee dismissal program; (xxxv) approving the maximum number of personnel civil service exams of we and our subsidiaries; (xxxvi) approving the Strategic Plan and the Business and Management Steering Plan, as well as the amendments thereto; (xxxvii) approving the annual budget of us and of our subsidiaries, which shall be prepared in accordance with the Strategic Plan and the Business and Management Steering Plan, and the Business and Management Plan of each company; (xxxviii) approving the Business Performance Goals Contracts — CMDE, by means of which the subsidiaries of our System agree to meet the strategic guidelines provided for therein in order to fulfill the goals and results established by our parent company, as well as the policy of consequences applied to us and our subsidiaries, and thus following its actual compliance; (xxxix) approving policies and guidelines on transactions and execution of electricity sales agreements of us and our subsidiaries, as well as their positioning in lawsuits relating to the electricity market, subject to the provisions under Item viii of this Article; (xl) approving the investment projects of us and our subsidiaries, to the extent set by the applicable internal regulations established by us to govern the approving authority levels within our companies; (xli) approving the transactions policy, in accordance with the requirements of competitiveness, compliance, transparency, fairness and equity, which shall be reviewed at least annually; (xlii) conducting individual and collective evaluation of administrators and members of Committees under the terms of the law in force; (xliii) deciding on the creation, operation and termination of commissions and committees for advisory of our Board of Directors, in order to deepen strategic assessments and ensuring that the decision made by the collegial body is technically well-founded, as well as electing and removing their members, in compliance with applicable laws; (xliv) approving the internal regulations to govern the appointments for positions in governance bodies of our companies, which shall provide for the minimum requirements for appointing members of the Board of Directors, Fiscal Council, and Executive Board, in the companies in which us and our subsidiaries hold stock, as well as those of foundations, associations, and pension funds; (xlv) establishing our information disclosure policy; (xlvi) approving and supervising the fulfillment of goals and specific results to be accomplished by members of the Executive Board; (xlvii) annually reviewing the fulfillment of goals and results pertaining to the execution of the Business and Management Steering and Strategic Plan on a long-term scope, under penalty of holding the members liable for negligence, provided that it shall publish the conclusions of such review and report them to the National Congress and the Federal Audit Court, pursuant to applicable laws; (xlviii) discussing, approving, and monitoring decisions that concern corporate governance practices, relationship with stakeholders, people management policy, and code of conduct of agents within us, as well as the respective guidelines for its subsidiaries; (xlix) approving the internal regulations to govern the approving authority levels within our companies, in addition to establishing the matters and values for its decision making authority level, and that of the Executive Board; (l) providing opinions on issues to be referred for decision of the shareholders, provided that the inclusion of the item “general matters” in the call notice shall not be permitted; (li) approving the applicable internal regulations established by us to govern the Compliance and Risk Management, dividend and equity interest policies, as well as other general policies of the Company; (lii) approving and issuing the Annual Letter explaining commitments to achieve public policy goals, pursuant to Law No. 13,303, dated June 30, 2016; (liii) approving the public bid regulation; (liv) approving the sponsorship of the healthcare and supplemental pension benefit plans, and the adhesion to a closed private pension fund, as well as monitoring compliance with our allocation threshold in the payment of such benefits; (lv) proposing the compensation of managers and members of other company bodies established under these Articles of Association to the General Shareholders’ Meeting, as well as implementing and monitoring the compensation referred to in this item, including profit and income sharing, within the thresholds approved by the General Shareholders’ Meeting; (lvi) approving PAINT — Annual Internal Audit Activity Plan, and the RAINT — Annual Internal Audit Activity Report, without the attendance of our CEO; (lvii) establishing a spokesperson policy aiming at eliminating the risk of conflicting information from several departments and from Company executives; (lviii) requesting periodic internal audits on the activities of the private supplementary pension fund that manages our benefit plan, as well as stating opining on the report submitted by our Executive Board resulting from the internal audit; (lix) evaluating the officers and members of our committees under our bylaws, pursuant to Item iii of Article 13 of Law No. 13,303 dated June 30, 2016, with the methodological and procedural support of the People, Eligibility, Succession and Compensation Committee; (lx) assessing, every four years, the strategic, operational, and financial arrangement of our shareholdings with its corporate purpose, and, based on such assessment, recommend its maintenance, the total or partial transfer of its activities to another public administration structure, or divestment of the shares; (lxi) pinpointing the existence of assets which are not used by us, and assessing the need to maintain them; (lxii) approving waivers, settlements, or arbitration commitments not specified in this Article, in compliance with the rules that govern the Company’s approval levels; (lxiii) calling the General Shareholders’ Meeting, in the cases provided for in Law No. 6,404, of 1976, or whenever deemed convenient; and (lxiv) deciding on the cases not covered by our bylaws.
The Board of Executive Officers is responsible for the management of our business in accordance with the strategic guidelines established by the Board of Directors. The Board of Executive Officers is composed of six members, including the CEO and subject to the minimum number of 3 members, all elected by the Board of Directors. Its responsibilities are determined by our Internal Regulations and bylaws, as well as by the applicable laws. The term of office of the Officers is up to two years, with the possibility of up to three reelections, and there is no succession plan in place. See “Item 6.A. Board of Directors and Senior Management — Board of Directors” for additional information.
The management bodies also have the support of advisory bodies and support secretariats. More information about these management bodies, as well as their internal regulations, see: (http://eletrobras.com/pt/Paginas/Estatuto-Politicas-e- Manuais.aspx). The content of this website is not incorporated into or made a part of this prospectus.

Qualifications
All members of our Board of Directors, Board of Executive Officers and Fiscal Council must be Brazilian citizens. If our Proposed Privatization is consummated, the members of our Board of Directors and Executive Board will no longer be required to be Brazilian citizens. The Brazilian Corporate Law and CVM regulations also provide that certain individual may not be appointed to a position by our management, including those who: are disqualified by the CVM, have been declared bankrupt or have been convicted of certain offenses such as bribery and crimes against the economy.
Following the approval of the Law of Government-Controlled Entities, the Brazilian Government issued Decree No. 8,945 in December, 2016. Such decree regulated several dispositions, including establishing minimum requirements for the election of members of the Boards, such as: (I) (a) to have a minimum professional experience of ten years in the public or private segment related to the intended state-owned company, or in other related segments regarding the superior managing position that he or she was appointed to; or (b) to have a minimum professional experience of four years in one of such positions: superior manager position in similar companies considering the size or the business of the intended state-owned company; (b.1) to have occupied positions or functions of trust equal to and DAS-4 or superior in the public segment; (b.2) have been a teacher or a researcher in subjects related to the intended state-owned company business; (b.3) to have a minimum self-employed professional experience of four years in activities directly or indirectly related to the intended state-owned company business; (c) to have an academic degree in areas related to the intended state-owned company business; (II) do not fall under the non-admission hypothesis; and (III) are not declared ineligible regarding the Complementary Law No. 64 of 1990.
The minutes of the shareholders’ or directors’ meeting that appoints a member of the Board of Directors or the Board of Executive Officers, respectively, must detail the qualifications of such person and specify the period of their mandate.
Appointment
The members of our Board of Directors are elected at the general shareholders meeting for a term of two years, with a maximum of three consecutive renewals.
As our majority shareholder, the Brazilian Government has the right to appoint eight members of our Board of Directors, of which seven are appointed by the Minister of Mines and Energy and one by the Ministry of the Economy, at least two of the appointed members must meet the conditions set forth in art. 25 of the Law of Government-Controlled Companies and in art. 39 of Decree No. 8,945/2016. The common shareholders have the right to elect one member, the holders of preferred shares without voting rights representing at least ten percent of our total capital have the right to elect one member, both meeting the requirements of Law No. 13,303/2016, and one member will be elected as the representative of the employees, by means of an election organized by the company and the union entities. One of the members of the Board of Directors is appointed CEO of the company. If our Proposed Privatization is consummated, the holders of the majority of the preferred shares will have the right to elect one member that meets the investiture requirements, and the representative of the employees will have the right to elect one member, by means of an election organized by the company and the union entities that represent them, provided such candidate fulfills the investiture requirements.
Pursuant to Article 140 of the Brazilian Corporate Law, the members of the Board of Directors will be elected by means of Shareholders Meetings and may be replaced at any time. There are no prescribed age limits for retirement of members of our Board of Directors.
Under Article 141, paragraph 4, of Brazilian Corporate Law, minority shareholders may appoint a member of the Board of Directors, as follows:
(i)   holders of common shares representing at least 15% of the total common shares with voting rights may appoint one member to the Board of Directors and its respective alternate;
(ii)   holders of preferred shares representing at least 10% of the total capital stock of a company may appoint one member to the Board of Directors and its respective alternate; and

(iii)   if the percentages set forth in items (i) and (ii) are not met by the holders of common shares and preferred shares, holders of common shares and holders of preferred shares representing together more than 10% of the total capital of a company may jointly appoint one member to the Board of Directors and its respective alternate.
Those rights may only be exercised by shareholders that prove their continuous share ownership during the last three months prior to our shareholders’ meeting.
Those rights are reflected in our bylaws (as stated above) and, accordingly, are not applicable in addition to such provisions.
In addition, Article 141 of the Brazilian Corporate Law and CVM regulations determine that shareholders holding more than 5% of the voting capital are entitled to request cumulative voting rights (voto múltiplo) so as to increase their chances of electing at least one member to the Board of Directors. Under the cumulative voting process, each voting share is entitled to a number of votes equal to the number of board seats being filled at the relevant shareholders’ meeting, such votes which can be cast to a single or more candidates. As a result of the cumulative voting, controlling shareholders may be prevented from controlling all seats of the board, while minority shareholders may be allowed to appoint at least one member of that body. Shares participating in the cumulative voting process will not be counted for the purposes of appointing board members in the circumstances described in (i) through (iii) above (and vice versa).
In order to ensure that the majority of board members is elected by the controlling shareholder, Brazilian Corporate Law provides that whenever the election of board members uses cumulative voting and holders of common or preferred shares elect board members in separate elections, the controlling shareholders will always have the right to elect such board members in a number equal to the number elected by the other shareholders plus one member, even if that results in the board having more members than the number set forth by the company’s bylaws (Article 141, paragraph 7, of the Brazilian Corporate Law).
Brazilian Corporate Law also provides that, whenever cumulative voting is adopted and the general shareholders meeting removes any member from office, all members will be automatically removed from office and a new election will take place. In other situations of vacancy, if no substitute members are elected along with effective members, the next shareholders’ meeting will elect all members of the board.
If our Proposed Privatization is consummated, our bylaws will no longer confer this right to the Brazilian Government, as they will be limited to ten percent of our voting shares. Accordantly, our Board of Directors will continue to be consisted of 11 members, being at least three independent members, and include:
(i) one director elected by a separate vote at the General Shareholders’ Meeting, by the holders of the majority of the preferred shares issued by us; and
(ii) one director elected as an employee representative, chosen by the direct vote of their peers among the active employees and by an election organized by us together with the trade union entities that represent them.
With respect to our Executive Board, it shall be appointed by our Board of Directors. Our CEO shall not simultaneously hold the positions of Chairman of the Board of Directors.
The Fiscal Council, which is permanent, is elected by the General Shareholders’ Meeting and, at least one member and respective alternate shall be appointed separately from the others members of the Board of Directors and Executive Board.
The Brazilian Government has the right to appoint three of the members of our Fiscal Council, and both the minority shareholders and the holders of our preferred shares have the right to appoint one member each. If our Proposed Privatization is consummated, our bylaws will no longer have these requirements about the composition of our Board of Directors.
Meetings
Under our bylaws, our Board of Directors must meet at least once a year without the presence of the CEO and twice a year with the presence of our independent auditors. Historically, our Board of Directors meets once a month and when called by a majority of the Directors or the Chairman. Among other duties, our Board of Directors is responsible for, among other things: (i) establishing our business guidelines; (ii) determining the corporate organization of our subsidiaries or any equity participation by us in other legal entities; (iii) determining our loans and financing policy; (iv) approving any guarantee in favor of any of our subsidiaries on any financial agreement; (v) approving the sale of our fixed assets and any pledge over such assets; (vi) appointing our executive officers; and (vii) appointing our external auditors. Directors cannot participate in discussions or vote in relation to matters in which they are otherwise interested. As a result, our Board of Directors do not have the power to vote on compensation to themselves. Only our shareholders may approve such matters.
Our Board of Executive Officers ordinarily meets every week, or when called by a majority of the Officers or by the CEO. Our Board of Executive Officers determines our general business policy, is responsible for all matters related to our day-to-day management and operations, and is the highest controlling body with regards to the execution of our guidelines. Members of our Board of Executive Officers cannot participate in discussions or vote in relation to matters in which they are otherwise interested.
The Fiscal Council meets once a month. Our Statutory Audit and Risks Committee typically meets at least four times a month, or when a meeting is called by its coordinator.
Committee
Our management has also three permanent statutory committees, formed by members of the board itself and by independent external members. The Committees’ basic function is to advise the Board of Directors in fulfilling its responsibilities for establishing fundamental guidelines and our superior control, with specific attributions of analysis, monitoring, and recommendation on specific issues in each area.
CAE
We have a permanent Statutory Audit Committee, as provided for in article 40 of our bylaws, which is composed of at least three members and at most five members, including external ones, with deadlines for mandates that do not coincide and are independent of the term of office of the Board of Directors. If our Proposed Privatization is consummated, the committee will need to be composed of three to five independent members, according to the B3 criteria. Also, the committee will no longer be governed by the provisions of Law No. 13,303/2016 and its regulatory decree. The purpose of the CAE is to comply with the provisions of Law No. 13,303/2016, of Decree No. 8,945/2016, which are similar to the provisions of the Sarbanes-Oxley Act and the rules issued by the SEC and the NYSE, of the CVM Instruction no. 308, of May 14, 1999, with the amendments introduced by CVM Instruction No. 509, from November 16, 2011, in addition to the set of norms, commitments and guidelines of voluntary environments adhered to by U.S., such as the Distinguished Program in Governance of State-owned companies of B3 and the Governance Indicator of SEST — IG-SEST and to advise the Board in fulfilling its responsibilities of guidance and superior direction of us, including, but not limited to, the analysis and issuance of recommendations on risks and strategies to be adopted by us, concerning internal controls, auditing and risk management.
CEGS
It is composed of three to five members, chosen by the Board of Directors, among their peers and/or external market professionals with no previous employment/statutory relationship with us, to exercise a term of office of up to two years, with renewals being permitted. Its purpose is to advise the Board of Directors in the fulfillment of its responsibilities of guidance and superior management of us, including, but not limited to, analysis and issuance of recommendations on planning, guidelines, objectives, indicators and strategic goals, innovation initiatives, and sustainability and corporate governance practices, in order to give greater efficiency and quality to the decisions of the Board of Directors.

CPES
It is composed of three to five members, chosen by the Board of Directors from among their peers and/or external market professionals with no previous employment/statutory relationship with us, to exercise a term of office of up to two years. Its purpose is to advise shareholders and the Board of Directors in the fulfillment of their responsibilities of guidance and superior management of us, including, but not limited to, analysis and issuance of recommendations on risks and strategies concerning the appointment, evaluation, succession, and remuneration of managers, fiscal councilors, members of the Audit and Risks Committee, external members of the CPES and of the Strategy, Governance, and Sustainability Committee, in addition to other attributions assigned to it by the Board, in order to provide greater efficiency.
Proposed Privatization
On July 7, 2021, Law No. 14.182 was enacted, which established the guidelines for our further privatization. Subsequently, certain CPPI and CNPE resolutions set out the several conditions precedent for our further privatization, including the amendments to our bylaws in order to prohibit any shareholder or group of shareholders (including holders of ADSs) from exercising votes in excess of 10% of the number of shares into which our voting capital is divided, among other changes. While these amendments have been approved by our shareholders at an extraordinary shareholders meeting held on February 22, 2022, the effectiveness of these amendments to our bylaws is conditioned on the completion of the Proposed Privatization. See 2021 Form 20-F for further information about our proposed privatization and the amendment to our bylaws.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
We have listed on the NYSE ADSs representing our common shares. Citibank, N.A. (“Citibank”) has agreed to act as the depositary bank for our ADSs. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. The ADSs represent ownership interests in securities that are on deposit with the depositary bank and may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In our case, the custodian is Banco Bradesco S.A., located at Departamento de Ações e Custódia, Núcleo Cidade de Deus, S/N, Prédio Amarelo 1° andar, Vila Yara — Osasco — São Paulo, Brasil — CEP: 06029-900.
We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement (as may be amended from time to time) is on file with the SEC under cover of Post-Effective Amendment No. 1 to Registration Statement on Form F-6 (Reg. No. 333-219600). The deposit agreement is proposed to be amended pursuant to the terms of an amendment to the deposit agreement. A copy of the form of the amendment to the deposit agreement is also on file with the SEC under cover of Post-Effective Amendment No. 1 to Registration Statement on Form F-6 (Reg. No. 333-219600). You may obtain a copy of the deposit agreement and any amendments from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov).
We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.
Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one (1) common share on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-common share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.
If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of common shares will continue to be governed by the laws of the Federative Republic of Brazil, which may be different from the laws in the United States.
In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.
As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the common shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the common shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.
The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.
The registration of the common shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable common shares with the beneficial ownership rights and interests in such common shares being at all times vested with the beneficial owners of the ADSs representing the common shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.
Dividends and Distributions
As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.
Distributions of Cash
Whenever we make a cash distribution for the securities on deposit with the custodian, we will give a notice thereof to the depositary bank at least 20 days prior to the proposed distribution. Upon receipt of such notice, the depositary bank shall establish the ADS record date. Upon receipt of confirmation of the receipt of (x) any cash dividend or other cash distribution on any common share, or (y) proceeds from the sale of any common share held in respect of the ADSs under the terms of the deposit agreement, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the Federative Republic of Brazil laws and regulations.

The conversion into U.S. dollars will take place only if lawful and reasonable practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected, provided that funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.
Distributions of Shares
Whenever we intend to make a free distribution that consist of a dividend in, or free distribution of, common shares for the securities on deposit with the custodian, we will give a notice thereof to the depositary bank at least 20 days prior to the distribution. Upon receipt of such notice, the depositary bank shall establish the ADS record date. Upon receipt of confirmation from the custodian of the receipt of such deposit, the depositary bank will either distribute to holders new ADSs representing the common shares deposited or modify the ADS-to-common shares ratio, in which case each ADS you hold will represent rights and interests in the additional common shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
The distribution of new ADSs or the modification of the ADS-to-common shares ratio upon a distribution of common shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new common shares so distributed.
No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the common shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights
Whenever we intend to distribute rights to subscribe for additional common shares, we will give prior notice to the depositary bank at least 60 days prior to the proposed distribution and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.
The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new common shares other than common shares represented by ADSs.
The depositary bank will not distribute the rights to you if:
•
We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•
The depositary bank fails to receive satisfactory documentation or determines it is not lawful and reasonably practicable to make the rights available to ADS holders; or

•
Any rights made available are not exercised and appear to be about to lapse and, therefore, it is not lawful and reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions and Distribution of Rights to Purchase Additional ADSs
Whenever we intend to distribute to holders of our common shares (i) a dividend payable at the election of shareholders either in cash or in additional shares or (ii) rights to subscribe for additional shares, we will give prior notice, at least 60 days prior to the proposed distribution thereof to the depositary bank and will indicate whether we wish the distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.
The depositary bank will make the distribution available to you only if it is lawful and reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.
If the election distribution is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Federative Republic of Brazil would receive upon failing to make an election, as more fully described in the deposit agreement.
Other Distributions
Whenever we intend to distribute property other than cash, common shares or rights to subscribe for additional common shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.
If it is lawful and reasonably practicable to distribute such property to you and if we provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.
The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.
The depositary bank will not distribute the property to you and will sell the property if:
•
We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•
We do not deliver satisfactory documents to the depositary bank; or

•
The depositary bank determines that all or a portion of the distribution to you is not lawful and reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption
Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank at least 60 days prior to the intended date of redemption. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.
The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.
Changes Affecting Common Shares
The common shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such common shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.
If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the common shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Issuance of ADSs upon Deposit of Common Shares
Upon completion of the offering, the common shares being offered pursuant to the prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in the prospectus.
After the closing of the offering, the depositary bank may create ADSs on your behalf if you or your broker deposit common shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the common shares to the custodian. Your ability to deposit common shares and receive ADSs may be limited by U.S. and the Federative Republic of Brazil legal considerations applicable at the time of deposit.
The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the common shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.
When you make a deposit of common shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:
•
The common shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•
All preemptive (and similar) rights, if any, with respect to such common shares have been validly waived or exercised.

•
You are duly authorized to deposit the common shares.

•
The common shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•
The common shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, Combination and Split Up of ADRs
As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•
ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•
provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•
provide any transfer stamps required by the State of New York or the United States; and

•
pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.
Withdrawal of Common Shares Upon Cancellation of ADSs
As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying common shares at the custodian’s offices. Your ability to withdraw the common shares held in respect of the ADSs may be limited by U.S. and the Federative Republic of Brazil law considerations applicable at the time of withdrawal. In order to withdraw the common shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the common shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.
If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the common shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.
You will have the right to withdraw the securities represented by your ADSs at any time except for:
•
Temporary delays that may arise because (i) the transfer books for the common shares or ADSs are closed, or (ii) common shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•
Obligations to pay fees, taxes and similar charges.

•
Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.
Voting Rights
As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the common shares represented by your ADSs.
Pursuant to our bylaws, the holders of common shares may be subject to certain restrictions on their ability to exercise their voting rights, regardless of the amount of a holder’s shares as well as remove or restrict the voting rights where the voting rights of the owners of such shares exceed the limits imposed by applicable Brazilian law and/or our bylaws. If our proposed privatization is consummated, our bylaws will limit our shareholders, including you as a holder of our ADSs, from exercising votes in excess of 10% of the number of shares into which our voting capital is divided. For further information about the voting rights of holders of common shares see “Item 10. Additional Information — Bylaws — Description of our Capital Stock” in the 2021 Form 20-F incorporated by reference herein.

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the deposited securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.
If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the deposited securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.
Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.
In addition, pursuant to the terms of the amendment to the deposit agreement, the depositary bank and we may require you to certify us that (i) you do not own, directly or indirectly, shares and/or do not and will not exercise voting rights in excess of the limits imposed by applicable Brazilian law and/or our bylaws, and (ii) you have not entered into any agreement with the intent to exceed the limits on ownership of shares and/or voting rights imposed by applicable Brazilian law and/or our bylaws. The failure to provide such certification (if required by us and the Depositary) may invalidate your voting instructions.
Fees and Charges
As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:
Service	Fees

•
Issuance of ADSs (e.g., an issuance of ADS upon a deposit of common shares, upon a change in the ADS(s)-to-common shares ratio, or for any other reason), excluding ADS issuances as a result of distributions of common shares

Up to U.S. $5.00 per 100 ADS issued
• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-common shares ratio, or for any other reason)	Up to U.S. $5.00 per 100 ADS cancelled
• Distribution of cash dividends or other cash distributions (e.g., sale of rights and other entitlements)	Up to U.S. $5.00 per 100 ADS held
• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. $5.00 per 100 ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., spin-off shares)	Up to U.S. $5.00 per 100 ADS held
• ADS Services	Up to U.S. $5.00 per 100 ADS held on the applicable record date(s) established by the depositary bank
As an ADS holder you will also be responsible to pay certain charges such as:
•
taxes (including applicable interest and penalties) and other governmental charges;

•
the registration fees as may from time to time be in effect for the registration of common shares on the share register and applicable to transfers of common shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

•
cable, telex and facsimile transmission and delivery expenses as are expressly provided in the deposit agreement to be at the expense of the person depositing the common shares or withdrawing the common shares or of the ADS holder; and beneficial owners of ADSs;

•
the expenses and charges incurred by the depositary bank in the conversion of foreign currency;

•
such fees and expenses as are incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to the common shares, the ADSs and the ADRs; and

•
the fees and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the servicing or delivery of the common shares, the ADSs and the ADRs.

All ADS fees and charges may, at any time and from time to time, be changed by agreement between us and the depositary bank but, in the case of ADS fees and charges payable by the ADS holders and beneficial owners, only in the manner contemplated in the deposit agreement. The Depositary will provide, without charge, a copy of its latest ADS fee schedule to anyone upon request.
ADS fees and charges payable upon (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person to whom the ADSs are issued (in the case of ADS issuances) and to the person whose ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.
The obligations of the ADS holders and beneficial owners to pay ADS fees and charges shall survive the termination of the deposit agreement and, in case of resignation or removal of the depositary bank, the right to collect ADS fees and charges shall extend for those ADS fees and charges incurred prior to the effectiveness of such event.
Depositary reimbursements
In accordance with the deposit agreement entered between the depositary and us, the depositary reimburses us for certain expenses we incur in connection with the ADR programs and other expenses, subject to a ceiling agreed between us and the depositary from time to time. These reimbursable expenses currently include legal and accounting fees, listing fees, investor relations expenses and fees payable to service providers for the distribution of material to ADR holders. The depositary also agreed to make an additional reimbursement annually based on the issuance and cancellation fees, dividend fees and depositary service fees charged by the depositary to our ADS holders. Accordingly, for the year ended December 31, 2021, Citibank N.A. reimbursed us U.S.$0.847 million.
Amendments and Termination
We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any amendment or supplement that imposes or increases any fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or which shall otherwise materially prejudice any substantial existing right of the ADS holder. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of a new law.
You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the common shares represented by your ADSs (except as permitted by law).
We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.
After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).
In connection with any termination of the deposit agreement, the depositary bank may make available to owners of ADSs a means to withdraw the common shares represented by ADSs and to direct the depositary of such common shares into an unsponsored American depositary share program established by the depositary bank. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.
Books of Depositary
The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.
Limitations on Obligations and Liabilities
The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:
•
We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•
The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•
The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in common shares, for the validity or worth of the common shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•
We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•
We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our bylaws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•
We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our bylaws or in any provisions of or governing the securities on deposit.

•
We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting common shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•
We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of common shares but is not, under the terms of the deposit agreement, made available to you.

•
We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•
We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•
No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•
Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.

•
Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the common shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the common shares, and such limitations would most likely not apply to ADS holders who withdraw the common shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the common shares and not under the deposit agreement.
In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.
Taxes
You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.
Foreign Currency Conversion
The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:
•
make such conversion and distribution in U.S. dollars to the ADS holders for whom such conversion, transfer and distribution is lawful and reasonably practicable.

•
Distribute the foreign currency to holders for whom the distribution is lawful and reasonably practical.

•
Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial
The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of common shares (including common shares represented by ADSs) are governed by the laws of the Federative Republic of Brazil.
AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.
The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

SELLING SHAREHOLDERS
We may register for the sale of our common shares by the selling shareholders by filing a prospectus supplement with the SEC. We may register these securities to permit the selling shareholders to resell their common shares, when they deem appropriate. Except as may be set forth in any prospectus supplement, the selling shareholders will pay all of the expenses in connection with the registration and the sale of the common shares, including selling commissions and certain fees and expenses of counsel and other advisors to the selling shareholders.
In the event of a secondary offering, we will not receive any proceeds from the sale of common shares by the selling shareholders.
Information concerning the selling shareholders may change from time to time, and any changed information will be set forth if and when required in the applicable prospectus supplement. To the extent that this prospectus is used by the selling shareholders to offer or sell any common shares, information with respect to the selling shareholders and the plan of distribution will be contained in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act.
We cannot provide an estimate as to the number of common shares that will be held by the selling shareholders upon consummation of any offering or offerings covered by this prospectus because such selling shareholders may offer some, all or none of such shareholder’s common shares in any such offering or offerings. Furthermore, the selling shareholders may have sold, transferred or disposed of the common shares covered hereby in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus.
We will provide to the selling shareholders copies of this prospectus and any applicable prospectus supplement and will take certain other actions as are required to permit unrestricted sales of the common shares to be sold by such selling shareholders.

PLAN OF DISTRIBUTION
At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities. Each prospectus supplement with respect to our securities will set forth the terms of the offering of those securities, including the name or names of any selling shareholders, the name or names of any underwriters or agents, the price of such securities and the net proceeds to us or any selling shareholders from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.
We and any selling shareholders may sell the securities from time to time in their offering as follows:
•
through agents;

•
to dealers or underwriters for resale;

•
directly to purchasers; or

•
through a combination of any of these methods of sale.

We may solicit offers to purchase securities directly from the public from time to time. We and any selling shareholders, as applicable, may sell securities to one or more underwriters or dealers acting as principals, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.
We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.
If we the selling shareholders sell securities to underwriters, we and such selling shareholders may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us or the selling shareholder in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we or any selling shareholders pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.
If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.
We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.
Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us any selling shareholders or any other selling shareholders, to indemnification by us and such selling shareholders, as applicable, against certain liabilities, including liabilities under the Securities Act.

Unless otherwise indicated in the prospectus supplement for a particular offering of securities, each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may or may not list any particular series of securities on a securities exchange or quotation system. No assurance can be given as to the liquidity or trading market for any of the securities.
We or any selling shareholders may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities covered by this prospectus including securities pledged by us or any selling shareholders or borrowed from us, any selling shareholders or others to settle those sales or to close out any related open borrowing of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or in a post-effective amendment). We or any selling shareholders may also sell common shares or ADSs short using this prospectus and deliver common shares or ADSs covered by this prospectus to close out such short positions, or loan or pledge common shares or ADSs to financial institutions that in turn may sell the common shares or ADSs using this prospectus. We or any selling shareholders may pledge or grant a security interest in some or all of the securities covered by this prospectus to support a derivative or hedging position or other obligation and, if we or any selling shareholders default in the performance of our/their obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

EXPERTS
The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the 2021 Form 20-F for the year ended in December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes Ltda., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
With respect to the unaudited interim financial information as of March 31, 2022 for the three month periods ended March 31, 2021 and 2022, incorporated by reference herein, PricewaterhouseCoopers Auditores Independentes Ltda., reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 27, 2022, appearing herein, states that they did not audit and they do not express an opinion on that unaudited interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers Auditores Independentes Ltda. is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers Auditores Independentes Ltda. within the meaning of Sections 7 and 11 of the Act.

VALIDITY OF SECURITIES
The validity of the common shares will be passed upon for us by Pinheiro Guimaraes Advogados or any other law firm named in the applicable prospectus supplement as to certain matters of Brazilian law. Certain U.S. legal matters will be passed upon for us by Clifford Chance US LLP or any other law firm named in the applicable prospectus supplement.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS IN BRAZIL
We are a corporation organized under the laws of Brazil. All of our directors and executive officers and certain advisors named herein reside in Brazil or elsewhere outside the United States, and all or a significant portion of the assets of such persons may be, and substantially all of our assets are, located outside the United States. As a result, it will be necessary for you to comply with Brazilian law in order to obtain an enforceable judgment against these foreign resident persons or our assets. It may not be possible for investors to effect service of process within the United States or other jurisdictions outside Brazil upon such persons or to enforce against them or against us any judgments obtained in such courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or the laws of such other jurisdictions outside Brazil. We will appoint Corporation Service Company as our agent for service of process in the State of New York.
We have been advised by our internal and external counsel that judgments of non-Brazilian courts for civil liabilities predicated upon the securities laws of such countries, including the securities laws of the United States or the United Kingdom, subject to certain requirements described below, may be enforced in Brazil. A judgment against either us or any other person described above obtained outside Brazil would be enforceable in Brazil against us or any such person without reconsideration of the merits, upon recognition of that judgment by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça, or the STJ). Pursuant to Law No. 13,105/15 (the “Brazilian Code of Civil Procedure”), such recognition, generally, will occur if the foreign judgment:
•
fulfills all formalities required for its enforceability and is effective under the laws of the country where the foreign judgment is granted;

•
is issued by a competent court and/or authority in the jurisdiction where it was awarded, after proper service of process is made in accordance with the foreign applicable law or with Brazilian law if made in Brazil, or, in case of service by publication, after sufficient evidence of the parties’ absence has been given, as required by applicable law;

•
is final and not subject to appeal in the jurisdiction where it was rendered (res judicata);

•
does not violate a final and unappealable decision issued by a Brazilian court on the same subject concerning the same parties, cause of action and claims;

•
is duly authenticated by a Brazilian consulate or diplomatic office in the country where the foreign judgment was issued or is duly apostilled in accordance with the Convention Abolishing the Requirement of Legalization for Foreign Public Documents, or as otherwise provided by an international treaty to which Brazil is a signatory;

•
is accompanied by a sworn translation into Portuguese

•
is not contrary to Brazilian national sovereignty, human dignity, public policy or good morals (as set forth in Brazilian law); and

•
does not violate the exclusive jurisdiction of the Brazilian courts in accordance with Brazilian law, pursuant to the provisions of art. 23 of the Brazilian Code of Civil Procedure (Law No. 13,105/2015, as amended).

Notwithstanding the foregoing, no assurance can be given that the process described above can be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the securities laws of countries other than Brazil. In addition, in case of a claim filed before the courts of Brazil, the application of a foreign body of law by Brazilian courts may be difficult, as Brazilian courts consistently base their decisions on domestic law, or refrain from applying a foreign body of law for a number of reasons. Although remote, there is a risk that Brazilian courts, considering a relevant case-by-case rationale, may dismiss a petition to apply a foreign body of law and may adopt Brazilian laws to adjudicate the case. In any case, we cannot assure that Brazilian courts will confirm their jurisdiction to rule on such matter, which will depend on the connection of the case to Brazil and, therefore, must be analyzed on a case-by-case basis. The ability of a creditor to satisfy a judgment by attaching certain assets of the defendant is limited by provisions of Brazilian law. In this regard, we understand that if any of our assets are deemed assets dedicated to providing an essential public service, they will not be available for liquidation and will not be subject to attachment to secure a judgment. Additionally, enforcement of a foreign-obtained judgment may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, liquidation, judicial or out-of-court reorganization, and other legal provisions relating to or providing for the rights of creditors (for example, claims for salaries, wages, social security and taxes, among others, will have preference over any claims).A plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil or is outside Brazil during the course of litigation in Brazil, and who does not own real estate property in Brazil, must post a bond in court to guarantee the payment of the defendant’s legal fees and court expenses, including fees awarded to the winning counsel. This bond must have a value sufficient to satisfy the payment of an amount to be determined by the Brazilian judge, which, in turn, is based on the amount under dispute. This requirement does not apply in the case of (1) exemptions from an international agreement or treaty to which Brazil is signatory; (2) an action for enforcement of an extrajudicial instrument (título executivo extrajudicial), which may be enforced in Brazilian courts without review on the merits; (3) enforcement of a judgment, including foreign judgments and arbitral awards that have been duly recognized by the Brazilian Superior Court of Justice; and (4) counterclaims, as established by Article 83 of the Brazilian Code of Civil Procedure.
If proceedings are brought before the Brazilian courts seeking to enforce obligations against us, payment shall be made in reais. Any judgment rendered in Brazilian courts in respect of any payment obligations would be expressed in reais.

TAXATION
Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov and at our website at https://ri.eletrobras.com (Reference to this URL is made as an inactive textual reference for informational purposes only. Information contained at this website is not incorporated by reference in this prospectus or any accompanying prospectus supplement.)
As a foreign private issuer, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Brazil, which differ from those in the United States. We are a “foreign private issuer” as defined under Rule 405 of the Securities Act. As a result, although we are subject to the informational requirements of the Exchange Act as a foreign private issuer, we are exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act, the insider reporting and short-swing profit recovery provisions under Section 16 of the Exchange Act and the requirement to file current reports on Form 8-K upon the occurrence of certain material events.
As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by other U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, other U.S. domestic reporting companies. We are liable for violations of the rules and regulations of the SEC which do apply to us as a foreign private issuer.
We have filed with the SEC a registration statement on Form F-3 under the U.S. Securities Act of 1933, as amended, or the Securities Act, including amendments and relevant exhibits and schedules, covering the underlying securities offered hereby. This prospectus is part of a registration statement on Form F-3 we filed with the SEC. This prospectus does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are filed as an exhibit to the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website at http://www.sec.gov and at our website at https://ri.eletrobras.com. (Reference to this URL is made as an inactive textual reference for informational purposes only. Information contained at this website is not incorporated by reference in this prospectus or any accompanying prospectus supplement.)
We are also subject to the informational requirements of the B3 and the Brazilian Securities Commission (Comissão de Valores Mobiliários), or the CVM. Our public filings with the B3 are electronically available from the B3’s website at www.b3.com.br. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or any prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:
We are incorporating by reference into this prospectus the following documents that it has filed with the SEC:
1.
Eletrobras’ Annual Report on Form 20-F as of and for the year ended December 31, 2021 filed with the SEC on May 6, 2022;

2.
Eletrobras’ Report on Form 6-K furnished to the SEC on April 21, 2022, relating to a winding up of SPE Manaus SPV, which concluded its activities in 2014 and was controlled by Abegoa Construção Brasil Ltda (owning a 50.5% equity stake), Eletronorte (with a 30% stake) and Chesf (with a 19.5% stake);

3.
Eletrobras’ Report on Form 6-K furnished to the SEC on May 4, 2022, relating to Eletronorte’s capital increase in the amount of R$1.9 billion, which was subscribed and paid in with the common shares that Eletrobra’s hold in Norte Energia S.A.;

4.
Eletrobras’ Report on Form 6-K furnished to the SEC on May 9, 2022, relating to a winding up of SPE Centro de Soluções Estratégicas S.A. (49.9% owed by Furnas);

5.
Eletrobras’ Report on Form 6-K furnished to the SEC on May 27, 2022, containing the Interim Consolidated Financial Statements as of March 31, 2022 and for the three-month periods ended March 31, 2021 and 2022, as well as a discussion of recent developments and our operating and financial review; and

6.
Any future filings of Eletrobras on Form 20-F made with the SEC after the date of this prospectus, and any future reports of Eletrobras on Form 6-K furnished to the SEC after the date of this prospectus that are identified in those forms as being incorporated by reference into this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.
We will provide without charge to any person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to our Investor Relations Department located at Rua da Quitanda 196, Centro, CEP 20091-005, Rio de Janeiro, RJ, Brazil, Attn: Investor Relations Department (telephone: + 55 (21) 2514-6333|2514-4627; fax: +55 (21) 3224-1401; e-mail: oferta@eletrobras.com).
Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8.    Indemnification of Directors and Officers.
Our by-laws requires us to defend our senior management in administrative and legal proceedings and maintain insurance coverage to protect senior management from liability arising from the performance of the senior manager’s functions. We maintain an insurance policy since 2014 covering losses and expenses arising from management actions taken by the directors and officers of Eletrobras and its subsidiaries.
Item 9.    Exhibits.
Exhibit Number	Document Description
1.1	Form of Underwriting Agreement for Common Shares.†
4.1	Second Amended and Restated Deposit Agreement, dated as of August 18, 2017, by and among Eletrobras, Citibank N.A., as depositary, and the Holders and Beneficial Owners from time to time of the ADSs issued thereunder and representing the common shares of Eletrobras (including the form of American Depositary Receipt), filed as Exhibit (a)(ii) to Post-Effective Amendment No. 1 to Registration Statement on Form F-6, Reg. No. 333-219600 and incorporated by reference herein.
4.2	Form of Amendment No. 1 to the Second Amended and Restated Deposit Agreement, by and among Eletrobras, Citibank, N.A., and the Holders and Beneficial Owners of ADSs issued and outstanding under the terms of the Second Amended and Restated Deposit Agreement, dated as of August 18, 2017, filed as Exhibit (a)(i) to Post-Effective Amendment No. 1 to Registration Statement on Form F-6, Reg. No. 333-219600, and incorporated by reference herein.
5.1	Opinion of Pinheiro Guimaraes Advogados, Brazilian legal counsel of the Registrant as to matters of Brazilian law relating to the common shares.
15.1	PricewaterhouseCoopers Auditores Independentes Ltda awareness letter.
23.1	Consent of PricewaterhouseCoopers Auditores Independentes Ltda.
23.2	Consent of Pinheiro Guimaraes Advogados (included in Exhibit 5.1).
107	Filing Fees

†
To be filed by amendment or incorporated by reference. We will file as an Exhibit to a report on Form 6-K that is incorporated by reference into this registration statement any related form utilized in the future and not previously filed by means of an amendment or incorporated by reference.

Item 10.    Undertakings.
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(5)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section (10)(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(6)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and (iv) any other communication that is an offer in the offering made by the registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES OF CENTRAIS ELÉTRICAS BRASILEIRAS S.A. — ELETROBRAS
Pursuant to the requirements of the Securities Act, Centrais Elétricas Brasileiras S.A. — Eletrobras certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rio de Janeiro, Brazil, on May 27, 2022.
CENTRAIS ELÉTRICAS BRASILEIRAS S.A. — ELETROBRAS
By:
/s/ RODRIGO LIMP NASCIMENTO

Name:
RODRIGO LIMP NASCIMENTO

Title:
Chief Executive Officer

CENTRAIS ELÉTRICAS BRASILEIRAS S.A. — ELETROBRAS
By:
/s/ ELVIRA BARACUHY CAVALCANTI PRESTA

Name:
ELVIRA BARACUHY CAVALCANTI PRESTA

Title:
Chief Financial Officer and Chief Investor Relations Officer

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on May 27, 2022 in respect of Centrais Elétricas Brasileiras S.A. — Eletrobras.
Signature	Title
/s/ RUY FLAKS SCHNEIDER RUY FLAKS SCHNEIDER	Member of the Board of Directors
/s/ BRUNO EUSTÁQUIO FERREIRA CASTRO DE CARVALHO BRUNO EUSTÁQUIO FERREIRA CASTRO DE CARVALHO	Member of the Board of Directors
/s/ MARCELO DE SIQUEIRA FREITAS MARCELO DE SIQUEIRA FREITAS	Member of the Board of Directors
/s/ DANIEL ALVES FERREIRA DANIEL ALVES FERREIRA	Member of the Board of Directors
/s/ FELIPE VILLELA DIAS FELIPE VILLELA DIAS	Member of the Board of Directors
/s/ ANA CAROLINA TANNURI LAFERTÉ MARINHO ANA CAROLINA TANNURI LAFERTÉ MARINHO	Member of the Board of Directors
/s/ ANA SILVIA CORSO MATTE ANA SILVIA CORSO MATTE	Member of the Board of Directors
/s/ JERÔNIMO ANTUNES JERÔNIMO ANTUNES	Member of the Board of Directors
/s/ CARLOS EDUARDO RODRIGUES PEREIRA CARLOS EDUARDO RODRIGUES PEREIRA	Member of the Board of Directors
/s/ RODRIGO LIMP NASCIMENTO RODRIGO LIMP NASCIMENTO	Chief Executive Officer and Member of the Board of Directors
/s/ ELVIRA BARACUHY CAVALCANTI PRESTA ELVIRA BARACUHY CAVALCANTI PRESTA	Chief Financial Officer and Chief Investor Relations Officer
/s/ EDUARDO COSTA RAMOS EDUARDO COSTA RAMOS	Chief Accounting and Tax Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF CENTRAIS ELÉTRICAS BRASILEIRAS S.A. — ELETROBRAS
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Centrais Elétricas Brasileiras S.A. — Eletrobras, has signed this registration statement in the City of Newark, State of Delaware, on May 27, 2022.
Signature	Title
/s/ Donald J. Puglisi PUGLISI & ASSOCIATES Name: Donald J. Puglisi Title: Managing Director	Authorized Representative in the United States